SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             TRIANGLE BANCORP, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             TRIANGLE BANCORP, INC.
                              4300 GLENWOOD AVENUE
                          RALEIGH, NORTH CAROLINA 27612
                                 (919) 881-0455
                      ------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                            TO BE HELD APRIL 27, 1999


NOTICE is hereby given that the Annual Meeting of Shareholders of Triangle Bancorp, Inc. (the "Corporation") will be held as follows:

                             PLACE: North Raleigh Hilton
                                    3415 Wake Forest Road
                                    Raleigh, North Carolina
                             DATE:  Tuesday, April 27, 1999

                             TIME:  10:00 A.M.

THE PURPOSES OF THE ANNUAL MEETING ARE:

1.      To elect 8 members of the Board of Directors.

2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Corporation for 1999.

3. To consider and act on any other matters that may properly come before the Annual Meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set as of the close of business on March 5, 1999.

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.

                                            Sincerely,


                                            /s/ Susan C. Gilbert
                                            ---------------------------
                                            Susan C. Gilbert, Secretary

March 18, 1999

                             TRIANGLE BANCORP, INC.
                              4300 GLENWOOD AVENUE
                          RALEIGH, NORTH CAROLINA 27612


                                 PROXY STATEMENT



                    MAILING DATE: ON OR ABOUT MARCH 22, 1999
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 1999



GENERAL

        This Proxy Statement is being distributed in connection with the solicitation by the Board of Directors of Triangle Bancorp, Inc. (the "Corporation") of appointments of proxy in the form enclosed herewith for the 1999 Annual Meeting of Shareholders of the Corporation and any adjournments thereof. The meeting will be held Tuesday, April 27, 1999, beginning at 10:00 A.M., at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina.

VOTING OF APPOINTMENTS OF PROXIES; REVOCATION

        Persons named in the enclosed appointment of proxy as proxies for shareholders at the Annual Meeting are Steven R. Ogburn, Debra L. Lee and Edward
O. Wessell. Shares represented by each appointment of proxy which is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted "FOR" the election of each of the 8 nominees for director named in Proposal 1 below and "FOR" each of the other proposals described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

        A shareholder may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing with Susan C. Gilbert, Secretary of the Corporation, an instrument revoking it or a properly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

EXPENSES OF SOLICITATION

        The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors or employees of the Corporation and its subsidiaries without additional compensation.

RECORD DATE

        The Board of Directors has set March 5, 1999, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be entitled to vote at the Annual Meeting.

VOTING SECURITIES

        The voting securities of the Corporation are the shares of its no par value common stock (the "Common Stock"), of which 50,000,000 shares were authorized and 25,213,945 shares were outstanding on the Record Date. As of the Record Date, there were approximately 8,000 holders of record of the Corporation's Common Stock.

VOTING PROCEDURES; VOTES REQUIRED FOR APPROVAL

        At the Annual Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders are not entitled to vote cumulatively in the election of directors. In the case of all Proposals, abstentions and broker nonvotes will have no effect as the vote is determined only by shares actually voted, not by shares outstanding.

        In the case of Proposal 1 below, the 8 directors receiving the greatest number of votes shall be elected.

        In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        There are no persons who were known to management of the Corporation to beneficially own more than 5% of the Corporation's Common Stock as of the Record Date.

        Set forth below is information as of March 2, 1999, regarding the beneficial ownership of the Corporation's Common Stock by its current directors, and certain named executive officers individually, and by all current directors and executive officers of the Corporation as a group.

                                    AMOUNT AND NATURE
    NAME OF                      OF BENEFICIAL OWNERSHIP       PERCENT OF
BENEFICIAL OWNER                        OF STOCK (1)            CLASS (2)
-----------------                ------------------------       --------

Carole S. Anders                         45,990                     0.18%
Charles H. Ashford, Jr.                  41,033                     0.16
John A. Barker                          138,550                     0.55
Edwin B. Borden                          40,928                     0.16
Robert E. Branch                         34,666                     0.14
Robert E. Bryan, Jr.                     32,552                     0.13
David T. Clancy                         137,609                     0.55
N. Leo Daughtry                          99,240                     0.39
Willie S. Edwards                        45,862                     0.18
James P. Godwin, Sr.                    198,498                     0.79
Robert L. Guthrie                        61,210                     0.24
B. W. Harris, III                        75,876                     0.30
John B. Harris, Jr.                      55,194                     0.22
George W. Holt                          123,628                     0.49
Earl Johnson, Jr.                        76,695                     0.32
Debra L. Lee                             81,237                     0.32

                                    AMOUNT AND NATURE
    NAME OF                      OF BENEFICIAL OWNERSHIP       PERCENT OF
BENEFICIAL OWNER                        OF STOCK (1)            CLASS (2)
-----------------                ------------------------       --------

Michael A. Maxwell                         24,941                   0.10
Wendell H. Murphy                          60,143                   0.24
Steven R. Ogburn                           64,393                   0.26
Michael S. Patterson                      194,476                   0.77
Patrick H. Pope                           115,024(3)                0.46
William R. Pope                            75,377                   0.30
Beverly B. Poston                           4,874                   0.02
Edythe M. Poyner                           54,969                   0.22
Billy N. Quick, Sr. (4)                    83,762                   0.33
J. Dal  Snipes                             53,241                   0.21
Charles J. Stewart                        144,816                   0.57
N. Johnson Tilghman                       118,768(3)                0.47
Edward O. Wessell                          44,407                   0.18
Sydnor M. White, Jr.                       73,243                   0.29
J. Blount Williams                        71,877                    0.29
                                          -------                   ----
All Executive Officers                  2,430,890                   9.48%
and Directors as a
Group (31 persons)

(1) Each director and executive officer has sole voting and investment power over the issued and outstanding shares beneficially owned by such individual, except for the following shares over which the directors and executive officers indicated, and the group, share voting and/or investment power: Ms. Anders - 1,000 shares; Dr. Ashford - 14,100 shares; Mr. Branch - 2,311 shares; Mr. Clancy - 112,720 shares; Mr. Daughtry - 600 shares; Mr. Edwards - 492 shares; Mr. Guthrie - 16,908 shares; Mr. B. W. Harris, III - 29,740 shares; Mr. John B. Harris, Jr. - 2,806 shares; Mr. Holt - 43,104 shares; Mr. Johnson - 34,944 shares; Ms. Lee - 2,250 shares; Mr. Maxwell - 20,470 shares; Mr. Murphy - 42,735 shares; Mr. Patterson - 5,901 shares; Mr. Ogburn - 2,317 shares; Mr. Patrick H. Pope - 45,968 shares; Mr. William R. Pope - 737 shares; Ms. Poyner - 39,649 shares; Mr. Quick - 2,531 shares; Mr. Snipes - 22,364 shares; Mr. Tilghman - 69,237 shares; Mr. Wessell - 1,621 shares; Mr. White - 38,086 shares; Mr. Williams - 41,221 shares; and members of the group - 593,812 shares.

    This column includes certain shares owned by certain related parties of directors and executive officers as to which shares those directors and executive officers have disclaimed beneficial ownership, as follows: Dr. Ashford - 14,100 shares; Mr. Guthrie - 1,308 shares; Mr. Tilghman - 69,237 shares; and members of the group - 84,645 shares.

    This column includes the number of shares for which the director or executive officer indicated, and the directors and the five current executive officers of the Corporation as a group, hold options to purchase, pursuant to the Corporation's 1988 Qualified or Non-Qualified Stock Option Plans and the 1998 Omnibus Stock Plan, to the extent such options are vested, and are immediately exercisable as follows: Ms. Anders - 890 shares; Dr. Ashford - 1,022 shares; Mr. Borden - 6,526 shares; Mr. Branch - 8,067 shares; Mr. Bryan - 4,204 shares; Mr. Clancy - 1,980 shares; Mr. Daughtry - 856 shares; Mr. Edwards - 1,301 shares; Mr. Godwin - 8,106 shares; Mr. Guthrie - 1,477 shares; Mr. B. W. Harris, III - 9,516 shares; Mr. John B. Harris, Jr. - 17,321 shares; Mr. Holt - 7,500 shares; Mr. Johnson - 2,245 shares; Ms. Lee - 36,177 shares; Mr. Maxwell - 1,134 shares; Mr. Murphy - 3,255 shares; Mr. Ogburn - 52,144 shares; Mr. Patterson - 116,254 shares; Mr. Patrick H. Pope - 1,615 shares; Mr. William R. Pope - 1,195 shares; Ms. Poston - 600 shares; Ms. Poyner - 1,226 shares; Mr. Quick - 43,027 shares; Mr. Snipes - 8,284 shares; Mr. Stewart - 65,891 shares; Mr. Tilghman - 16,870 shares; Mr. Wessell - 26,534 shares; Mr. White - 1,627 shares; Mr. Williams - 1,320 shares; and members of the group - 448,164 shares.

(2) Based on a total of 25,206,030 shares actually outstanding as of March 2, 1999, and with respect to each director or executive officer, the shares that would be outstanding if the director or executive officer exercised his or her options to purchase shares of Common Stock of the Corporation (to the extent vested) or, with respect to directors and the five current executive officers of the Corporation as a group, the shares that would be outstanding if each such individual exercised his or her options to purchase shares of the Common Stock (to the extent vested).

(3) Included in the beneficial ownership of Mr. Patrick H. Pope and Mr. Tilghman are 38,885 shares held by a trust in which both Mr. Pope and Mr. Tilghman have an interest. These shares are reflected separately in the beneficial ownership of each individual, but are included only once in the beneficial ownership shown for the group.

(4) Mr. Quick's term as a director will end at the Annual Meeting.

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Directors and executive officers of the Corporation are required by federal law to file reports with the Securities and Exchange Commission regarding their initial ownership and the amount of and changes in their beneficial ownership of the Corporation's Common Stock. Based on the Corporation's review of reports furnished to it, all such reports were timely filed except as follows: William R. Pope inadvertently failed to report the purchase of 100 shares on January 22, 1998 for which the required report was filed on March 19, 1998.

PROPOSAL 1.  ELECTION OF DIRECTORS

        The Board of Directors currently consists of 27 individuals. Of those 27 individuals, three were elected to the Board in 1998 as a result of acquisitions made by the Corporation that year. Consequently, the classes of directors no longer are equal. Further, in accordance with the Corporation's policy, directors who also are officers of the Corporation or its subsidiaries and who have been elected to the Board as a result of an acquisition only serve one term. As a result, Billy N. Quick, Sr., whose term expires at the Annual Meeting, will not be re-nominated as a director. The Bylaws of the Corporation provide that directors be divided into three classes, approximately equal in number, elected to staggered three-year terms. Of the seven directors whose terms expire at the Annual Meeting, including Mr. Quick, six have been re-nominated to the Board for three-year terms. The Board has set the number of directors of the Corporation at 26. In order to evenly stagger the terms among each class of directors as required by the Bylaws, two members whose terms do not expire until 2000 (Mr. White and Mr. Williams) have been re-nominated for three-year terms.

                           DIRECTOR
    NAME AND AGE           SINCE (1)  BUSINESS EXPERIENCE DURING PAST FIVE YEARS
    ------------           ---------  ------------------------------------------
    THREE-YEAR TERMS
    ----------------
    David T. Clancy          1988     President, Clancy & Theys Construction
         (50)                         Company, Raleigh, North Carolina

    Willie S. Edwards        1995     Retired; formerly General Partner in L
         (66)                         & B Associates, Rocky Mount, North
                                      Carolina (wholesale liquor distributor)

    Robert L. Guthrie        1988     President and Chief Executive Officer,
         (63)                         Asura Corporation, Raleigh, North
                                      Carolina (insurance agency)

    John B. Harris, Jr.      1991     Retired; formerly President, Winston
         (69)                         Hospitality, Inc. (hotel management)
                                      since 1991; formerly Chairman of the
                                      Board, Triangle Bank 1991 to January
                                      1997

    Earl Johnson, Jr.        1991     Chairman, Southern Industrial
         (67)                         Constructors, Inc., Raleigh,
                                      North Carolina

    William R. Pope          1987     President and Chairman of the Board,
         (63)                         Pope Enterprises, Inc. (operator of
                                      True-Value Hardware and Variety Stores),
                                      Coats, North Carolina

    Sydnor M. White, Jr.      1991    President, Graham Realty, Inc., Raleigh,
         (50)                         North Carolina since 1998; previously
                                      President, CJS, Inc. (automotive parts
                                      distributor), Raleigh, North Carolina

    J. Blount Williams       1988     President, Alfred Williams & Co.,
         (45)                         Raleigh, North Carolina (office
                                      furniture and supplies)
----------------------
(1) Refers to the year in which a person first was elected or became a director of the Corporation or, if prior to the Corporation's holding company reorganization in August 1992, the year in which such person first was elected a director of Triangle Bank, the Corporation's wholly-owned bank subsidiary.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE 8 NOMINEES NAMED ABOVE.

INCUMBENT DIRECTORS

        The Corporation's current Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

                        DIRECTOR                                                     TERM
     NAME AND AGE       SINCE (1)  BUSINESS EXPERIENCE DURING PAST FIVE YEARS       EXPIRES
     ------------       ---------  ------------------------------------------       -------

John A. Barker            1998     Businessman, Rocky Mount, North Carolina;         2000
         (47)                      previously President and Chief Executive
                                   Officer, United Federal Savings Bank

James P. Godwin, Sr.      1995     President, Godwin Manufacturing Co., Inc.,        2000
         (57)                      Dunn, North Carolina, and Godwin and Gonzalez
                                   Specialty Equipment, Inc., Puerto Rico (truck
                                   body manufacturers)

B. W. Harris, III         1998     Owner, Harris Harris and Company PLLC (CPA        2000
         (60)                      firm), Durham, North Carolina

George W. Holt            1995     Retired; Executive Vice President, Triangle       2000
         (68)                      Bank from February 1995 to February 1998;
                                   President, Columbus National Bank from 1973
                                   to February 1995

Wendell H. Murphy         1993     President, Murphy Family Farms (swine             2000
         (60)                      production) and Murphy Milling Co. (feed
                                   production), Rose Hill, North Carolina

Michael S. Patterson      1990     Chairman of the Board, Triangle Bancorp, Inc.     2000
         (52)                      and Triangle Bank since February 1997;
                                   President since 1990 and Chief Executive
                                   Officer since 1991, Triangle Bank; President
                                   and Chief Executive Officer, Triangle
                                   Bancorp, Inc. since August 1992; Director of
                                   Bank of Mecklenburg since October 1997

Beverly B. Poston         1999     Executive Vice President and Chief Operating      2000
         (47)                      Officer, Bahakel Communications, Inc.,
                                   Charlotte, North Carolina (television and
                                   radio stations); Director, Bank of
                                   Mecklenburg from 1996 to 1999

J. Dal  Snipes            1995     President, Snipes Insurance Service, Inc.,        2000
         (46)                      Dunn, North Carolina


                                       5

                        DIRECTOR                                                     TERM
     NAME AND AGE       SINCE (1)  BUSINESS EXPERIENCE DURING PAST FIVE YEARS       EXPIRES
     ------------       ---------  ------------------------------------------       -------

Charles J. Stewart        1998     Executive Vice President, Triangle Bank since     2000
         (49)                      April 1998; previously President and CEO,
                                   Guaranty State Bank

N. Johnson Tilghman       1988     Attorney, Garner, North Carolina since 1998,      2000
         (56)                      formerly partner, Tilghman & Butler, L.L.P.
                                   (attorneys-at-law), Garner, North Carolina
                                   from 1997 to 1998; formerly partner, Pope,
                                   Tilghman & Tart, Dunn, North Carolina from
                                   1972 to 1997

Carole S. Anders          1988     Civic leader, Raleigh, North Carolina             2001
         (54)

Charles H. Ashford,       1993     Retired physician; formerly Vice President of     2001
Jr.                                Medical Affairs, Craven Regional Medical
         (63)                      Authority from 1991 to 1996; previously
                                   surgeon with Coastal Surgical Specialists,
                                   P.A., New Bern, North Carolina

Edwin B. Borden           1993     President, The Borden Manufacturing Company,      2001
         (65)                      Goldsboro, North Carolina (textile
                                   manufacturing); Director of Carolina Power &
                                   Light Company; Director of Jefferson-Pilot
                                   Corporation; Director of Ruddick Corp.;
                                   Director of Winston Hotels

Robert E. Bryan, Jr.      1993     Chairman and Partner, Prime Express, Inc.,        2001
         (64)                      Fayetteville, North Carolina (convenience
                                   stores); President, Bryan Oil Co.

N. Leo Daughtry           1988     Attorney, Daughtry, Woodard, Lawrence &           2001
         (58)                      Starling, L.L.P., Smithfield, North Carolina

Michael A. Maxwell        1995     Senior Scientist since November 1995, Branch      2001
         (60)                      Chief from December 1974 to November 1995,
                                   U.S. Environmental Protection Agency,
                                   Research Triangle Park, North Carolina

Patrick H. Pope           1988     Partner, Pope & Tart (attorneys-at-law),          2001
         (54)                      Dunn, North Carolina

Edythe M. Poyner          1988     President, Capital Land Investment Company,       2001
         (45)                      Raleigh, North Carolina

---------------------
(1) Refers to the year in which a person first was elected or became a director of the Corporation or, if prior to the Corporation's holding company reorganization in August 1992, the year in which such person first was elected a director of Triangle Bank, the Corporation's wholly-owned bank subsidiary.

DIRECTOR RELATIONSHIPS

        No director or executive officer is related to another director or executive officer of the Corporation except for Patrick H. Pope and William R. Pope, who are third cousins, and Patrick H. Pope and N. Johnson Tilghman who are brothers-in-law.

        Except for Mr. Borden who is a director of Carolina Power & Light Company, Jefferson-Pilot Corporation, Winston Hotels and Ruddick Corp., no director is a director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

DIRECTOR COMPENSATION

        BOARD FEES. During 1998, directors who were not employees of the Corporation or its subsidiaries received an annual retainer of 165 shares of Common Stock of the Corporation, 52 shares for each Board meeting attended, 22 shares for each committee meeting attended, and each committee chairman received an additional 15 shares for each meeting attended. In 1999, directors who are not employees of the Corporation or its subsidiaries will receive an annual retainer of 130 shares of Common Stock, 75 shares per Board meeting attended, 65 shares per Executive Committee meeting attended, and 45 shares for any other committee meeting attended, and each committee chairman will receive an additional 10 shares for each meeting attended.

        DIRECTORS' DEFERRED COMPENSATION PLANS. The Corporation maintains two deferred compensation plans for outside directors. In 1989, the Corporation adopted a Deferred Compensation Plan (the "1989 Plan") for outside directors for cash compensation paid to directors; the 1989 Plan was in operation through 1994. Since January 1, 1995, directors of the Corporation are paid in shares of Common Stock. Only individuals who were members of the Board of Directors but who were not employees of the Corporation were eligible to participate in the 1989 Plan. Directors who elected to participate in the 1989 Plan could elect to defer a minimum of $500 of their compensation for their service as such pursuant to the 1989 Plan during each year they participated and could elect to defer up to the full amount of directors' compensation they would receive in $100 increments. Deferred compensation was converted into stock units by dividing the compensation deferred under the 1989 Plan by the then current value of a share of the Corporation's Common Stock. Dividends paid to holders of the Corporation's Common Stock are credited to holders of stock units and are converted into additional stock units on the same basis as compensation deferred under the 1989 Plan. Within 60 days after the death, disability or retirement of a director, the director or his or her estate is entitled to be issued one share of the Corporation's Common Stock for each stock unit and cash for fractional stock units. As of December 31, 1998, 69,051 stock units were outstanding under the 1989 Plan.

        The Corporation also maintains the 1997 Deferred Compensation Plan (the "1997 Plan") pursuant to which directors who are not employees of the Corporation may elect to defer all or a portion of their compensation for their service as such during each year in which they participate in the 1997 Plan. Directors of the Corporation are paid in shares of the Corporation's Common Stock which, if deferred pursuant to the 1997 Plan, are credited to an account in the director's name. Dividends paid to holders of the Corporation's Common Stock are credited to the account of each director participating in the 1997 Plan. Within 60 days after the death, disability or retirement of a director, the director or his or her estate is entitled to be issued the shares of Common Stock held in his or her account and cash for any fractional shares. As of December 31, 1998, 29,287 shares of Common Stock were credited under the 1997 Plan.

        1988 NON-QUALIFIED STOCK OPTION PLAN. The Corporation has adopted and the shareholders have approved the 1988 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") pursuant to which options on 582,003 shares of the Corporation's Common Stock were available for issuance to members of the Corporation's Board of Directors and to members of Boards of Directors and members of advisory boards of directors of any subsidiary of the Corporation. The duration of the options is ten years from the date of grant. As of December 31, 1998, after giving effect to the exercise and forfeiture of options, options on 140,376 shares of Common Stock were issued and outstanding under the Non-Qualified Plan. The Non-Qualified Plan expired on January 4, 1998 and no more options may be issued pursuant to the Non-Qualified Plan.

        Pursuant to the terms of the Non-Qualified Plan: (i) the option price may not be less than the fair market value of the Corporation's Common Stock on the date of grant of the options; and (ii) options vest 20% per year from the date of grant and are exercisable as they vest. If the option holder ceases to perform services as a director or advisory director of the Corporation or its subsidiaries for any reason during the five-year period, he or she has one year from such cessation to exercise his or her vested options.

        1998 OMNIBUS STOCK PLAN. The Corporation has adopted and the shareholders have approved the 1998 Omnibus Stock Plan (the "Omnibus Plan") pursuant to which 1,500,000 shares of the Corporation's Common Stock are available for issuance in the form of stock options, restricted stock or other awards, to members of the Corporation's Board of Directors, members of the Boards of Directors and members of advisory boards of any subsidiary of the Corporation, and employees of any subsidiary of the Corporation. As of December 31, 1998, after giving effect to the exercise and forfeiture of options, options covering a total of 250,932 shares of Common Stock were issued and outstanding with options on 49,339 shares being issued to directors of the Corporation. Pursuant to the terms of the Omnibus Plan: (i) the option price may not be less than the fair market value of the Corporation's Common Stock on the date of grant of the options; and (ii) options vest 33-1/3% per year from the date of grant and are exercisable as they vest. If the option holder ceases to perform services as a director or advisory director of the Corporation or its subsidiaries for any reason during the three-year period, he or she has one year from such cessation to exercise his or her vested options. To date, options on Common Stock are the only form of award that has been made pursuant to the Omnibus Plan.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

        The Board of Directors of the Corporation held six regular meetings and one special meeting during 1998. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees during 1998 except for Directors Ashford, Borden, Daughtry, Holt, Murphy, and White due to other business commitments or illness.

        The Board of Directors has several standing committees, including an Audit Committee and a Compensation Committee. The voting members of these committees are appointed by the Board of Directors annually from among its members.

        The current members of the Audit Committee are Directors Edwards, Holt, Maxwell, Patrick H. Pope (Chairman), Poston and Tilghman. The primary functions of the Audit Committee are to give additional assurance regarding the integrity of financial information used by the Board of Directors and distributed to the public by the Corporation, and to oversee and monitor the activities of the Corporation's internal and external audit processes. The Audit Committee met four times during 1998.

        The Compensation Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and its subsidiaries. The current members of the Compensation Committee are Directors Bryan, Clancy, Guthrie (Chairman), Johnson, White and Williams. The Compensation Committee met one time during 1998.

        The Board of Directors does not have a standing nominating committee.

EXECUTIVE OFFICERS

        The Corporation has the following executive officers:

                                           POSITIONS WITH THE CORPORATION, TRIANGLE BANK
                                 OFFICER   AND BANK OF MECKLENBURG;
 NAME                     AGE    SINCE     BUSINESS EXPERIENCE DURING PAST FIVE YEARS
 ----                     ---    -----     ------------------------------------------

 Michael S. Patterson     52      1990     Chairman of the Board of Triangle Bancorp, Inc. and
                                           Triangle Bank since February 1997; President since
                                           1990 and Chief Executive Officer since 1991,
                                           Triangle Bank; President and Chief Executive
                                           Officer, Triangle Bancorp, Inc. since August 1992;
                                           Director of Bank of Mecklenburg since October 1997

 Robert E. Branch         39     1988      Executive Vice President, Triangle Bancorp, Inc.
                                           and Triangle Bank since 1998; Senior Vice
                                           President, Triangle Bank 1994 - 1998; Vice
                                           President, Triangle Bank 1988-1994

 Debra L. Lee              42     1991     Executive Vice President and Chief Financial
                                           Officer, Triangle Bancorp, Inc. and Triangle Bank
                                           since 1996; Senior Vice President and Chief
                                           Financial Officer, Triangle Bancorp, Inc. and
                                           Triangle Bank, 1992 to 1996; Director of Bank of
                                           Mecklenburg since October 1997


                                       8

                                           POSITIONS WITH THE CORPORATION, TRIANGLE BANK
                                 OFFICER   AND BANK OF MECKLENBURG;
 NAME                     AGE    SINCE     BUSINESS EXPERIENCE DURING PAST FIVE YEARS
 ----                     ---    -----     ------------------------------------------

 Steven R. Ogburn         48      1993     Executive Vice President, Triangle Bancorp, Inc.
                                           and Triangle Bank since 1996; Senior Vice
                                           President, Triangle Bancorp, Inc. and Senior Vice
                                           President - Credit Administration, Triangle Bank,
                                           1993 to 1996; Senior Vice President, Centura Bank,
                                           1986-1993

 Edward O. Wessell        57     1991      Executive Vice President, Triangle Bancorp, Inc.
                                           and Triangle Bank since 1997; Senior Vice
                                           President, Triangle Bank 1991-1997

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee in 1998 were David T. Clancy, James P. Godwin, Sr., Earl Johnson (Chairman), Robert L. Guthrie, Edythe M. Poyner, and Sydnor M. White, Jr.

        Michael S. Patterson, President and Chief Executive Officer of the Corporation, though not a member of the Compensation Committee, advised the Compensation Committee during 1998 on the compensation to be paid to executive officers, other than himself, and to employees of the Corporation and its subsidiaries.

COMPENSATION COMMITTEE REPORT

        It is the policy of the Compensation Committee to provide a fully competitive, performance-based compensation program such as will enable the Corporation and its subsidiaries to attract, motivate and retain qualified senior officers. With regard to all senior officers' compensation, the Compensation Committee's policy is that salary levels will be established and increases will be given commensurate with the individual officer's level of responsibility and performance and with the general status of the local economy, and the overall profit performance of the Corporation and its subsidiaries as it relates to attainment of budgeted goals for growth, stability and profitability. The Corporation's executive compensation program includes (A) annual compensation consisting of base salaries, (B) the potential for cash incentive bonuses based on the Corporation's financial performance, (C) long-term incentive compensation consisting of periodic stock options, and (D) contributions to the individual accounts of all participating employees (including executive officers) under the Corporation's Section 401(k) salary deferral plan. In addition, the Corporation provides other employee benefits and welfare plans customary for companies of its size.

        The basis for the Named Executive Officer compensation reported in 1998 was the salary range of various positions initially set in conjunction with the Performance and Compensation Management Consulting Group of KPMG Peat Marwick LLP ("KPMG") during the fall of 1994 which reviewed comparable salaries being paid within North Carolina and the southeastern United States based upon comparable sized banking institutions. Salary ranges were developed and approved for various positions with Triangle Bank, including those of the Named Executive Officers. These salary ranges were revised in November 1997 by the Compensation Committee in consultation with KPMG. The 1998 salary set for Mr. Patterson by the Compensation Committee in January 1998 was at the midpoint of the range for his salary. The 1998 salaries for the other Named Executive Officers were set by the Compensation Committee in January 1998 within the salary ranges established for those positions in 1997. All 1998 salaries became effective in February 1998.

        The cash incentive compensation for 1998 was based upon the formula established within the management incentive compensation plan which plan was approved by the Board during January 1994. Each Named Executive Officer will be eligible to participate if the Corporation meets at least 80% of its defined short-term goals, which goals are set annually by the Board. In addition, each Named Executive Officer other than Mr. Patterson must attain at least 80% of his or her personal goals for the year which goals are established by Mr. Patterson. These personal goals are weighed at 50% and are weighted in conjunction with the corporate goals. Mr. Patterson does not have personal goals. In 1998, the goals were established in January by the Compensation Committee (and approved by the Board of Directors) and were based on the Corporation's 1998 projected financial performance, measured in terms of the Corporation's asset growth, return on average assets, earnings per share and return on average equity. For 1998, individual target bonuses for the Named Executive Officers, as a percentage of annual base salary, ranged from a low of 40% to a high of 50%. Actual bonus amounts for the Named Executive Officers in the short-term incentive plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. If the Corporation exceeds its performance goals, each Named Executive Officer receives 1.5% additional bonus for every 1% that the Corporation exceeded its goals. There is no maximum limitation on the bonus any Named Executive Officer may receive. Payment of bonuses under the short-term incentive plan are made annually generally within 60 days of the end of the fiscal year. For the year ended December 31, 1998, the Corporation exceeded the designated performance measures by a weighted average of 135.6% for Mr. Patterson and 149.3% for the other four Named Executive Officers with asset growth of 36.73 % (on an unpooled basis), return on average assets of 1.22%, earnings per share of $0.95 and return on average equity of 15.32%. The performance measures were weighted 15%, 30%, 35% and 20%, respectively, for Mr. Patterson, and 10%, 15%, 15% and 10%, respectively, for the other four Named Executive Officers. Consequently, after application of the 1.5% multiplier, the actual bonuses received by Mr. Patterson and by each of the other Named Executive Officers for 1998 were equal to approximately 153.4% and 173.9%, respectively, of their respective target bonuses.

        The long-term incentive compensation for 1998 was based upon the formula established within the management incentive compensation plan which plan was approved by the Board during January 1994. Compensation under the long-term plan consists of stock options. Each Named Executive Officer will be eligible to participate in the plan if the Corporation meets at least 80% of its defined long-term goals, which goals are set annually by the Board. In 1998, these goals were established in January by the Compensation Committee (and approved by the Board of Directors) and were based on the Corporation's 1998 projected financial performance, measured in terms of the Corporation's asset growth, return on average assets, earnings per share and return on average equity. In addition, each Named Executive Officer other than Mr. Patterson must attain at least 80% of his or her personal goals for the year, which goals are established by Mr. Patterson. These personal goals are weighted at 25% and are weighted in conjunction with the corporate goals. Mr. Patterson does not have personal goals. In November 1997, the Compensation Committee and the Board of Directors revised certain methods for calculating long-term incentive compensation, including that for 1998, after consultation with KPMG. The changes made to the long-term incentive plan calculations included the use of the Black-Scholes methodology which assigns a present (intrinsic) value to an option at the date of grant. In 1998, Mr. Patterson was entitled to participate in the long-term plan at 85% of his salary and the other Named Executive Officers at 67.5% of their respective salaries. That percentage is then multiplied by the amount by which the Corporation's 1998 performance measures were achieved to obtain the total dollar amount to which the Black-Scholes methodology is applied to determine the number of stock options to be awarded to a Named Executive Officer. Actual bonus amounts for the Named Executive Officers in the long-term incentive plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's annual performance to the designated performance measures. If the Corporation exceeds it performance goals, each Named Executive Officer receives 1.5% additional long-term bonus for every 1% that the Corporation exceeded its goals. There is no maximum limitation on the long-term bonus any Named Executive Officer may receive. For the year ended December 31, 1998, the Corporation exceeded the designated performance measures by a weighted average of 148.3% for Mr. Patterson and 167% for the other four Named Executive Officers with the same actual performance measures as listed above. The four performance measures were asset growth, return on average assets, earnings per share and return on average equity, with the performance measures weighted 20%, 20%, 30% and 30%, respectively, for Mr. Patterson, and were weighted 20%, 10%, 25% and 20%, respectively, for the other four Named Executive Officers. Consequently, after application of the 1.5% multiplier, the actual bonuses received by Mr. Patterson and by each of the other Named Executive Officers for 1998 were equal to 173.4% and 200.5%, respectively, of their respective target bonuses. The options awarded for 1998 performance to all eligible employees, including Mr. Patterson and the other four Named Executive Officers, have an exercise price of $16.125 per share, and a term of 10 years with a third of the options vesting on the first anniversary of the date of grant, a third vesting on the second anniversary of the date of grant and a third vesting on the third anniversary of the date of grant, provided the officer is employed by the Corporation or one of its subsidiaries on the anniversary date. The number of options awarded to Mr. Patterson and to each of the other Named Executive Officers was based in each case upon a specified percentage of their current base salary. These options were awarded under the Omnibus Plan in January 1999.

        In 1998, annual compensation paid to Named Executive Officers included the Corporation's matching contributions ("Matching Contributions") to the account of each Named Executive Officer under the 401(k) plan and the portion of the Corporation's special discretionary contribution to the 401(k) plan ("Discretionary Contribution") allocated to the account of each Named Executive Officer. The Matching Contributions for Mr. Patterson and the other Named Executive Officers were based on a formula contained in the terms of the 401(k) plan and were not related to the Corporation's or the individual officers' performance for the year. The Matching Contributions, under the terms of the 401(k) plan, are 100% of the officer's contribution up to a maximum of 2% of the officer's salary and 50% of the next 4% of an officer's salary that is deferred. Any Discretionary Contribution is entirely at the discretion of the Corporation's Board of Directors which in 1998 voted to increase from 50% to 100% the match of the officer's contribution up to 4% of each officer's salary. As a result, in 1998 the Corporation matched up to a maximum of 6% of a participating executive officer's salary, the maximum amount any employee can contribute to the plan, with a maximum allowable contribution, under current Internal Revenue Service regulations, of $10,000. Effective January 1, 1999, the Corporation amended the 401(k) plan to increase the Matching Contribution level to a maximum of 6% of the officer's salary, with a maximum allowable contribution of $10,000.

                      Robert E. Bryan, Jr.                Earl Johnson, Jr.
                      David T. Clancy                     Sydnor M. White, Jr.
                      Robert L. Guthrie                   J. Blount Williams

EXECUTIVE COMPENSATION

        SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The table below indicates the cash compensation paid by the Corporation as well as other compensation paid or accrued to the President and Chief Executive Officer and each other executive officer whose salary and bonus was in excess of $100,000 during 1998 (the "Named Executive Officers") for services rendered in all capacities during fiscal years 1998, 1997 and 1996, respectively.

                                                               LONG TERM COMPENSATION

                                  ANNUAL COMPENSATION(1)          AWARDS                    PAYOUTS
                                  ----------------------          ------                    -------
                                                      OTHER      RESTRICTED    SECURITIES
                                                      ANNUAL       STOCK       UNDERLYING     LTIP           ALL OTHER
       NAME AND                 SALARY     BONUS   COMPENSATION   AWARD(S)    OPTIONS/SARS   PAYOUTS       COMPENSATION
 PRINCIPAL POSITION     YEAR      ($)       ($)       ($)(2)        ($)           ($)          ($)            ($)(3)
-------------------     ----    ------     -----   ------------  ----------   ------------   -------       ------------
Michael S. Patterson,   1998   293,000   200,115       -0-          -0-          47,110        -0-            31,604
President and Chief     1997   220,000   188,408       -0-          -0-          54,637        -0-            29,907
Executive Officer       1996   199,799   132,440       -0-          -0-          16,044        -0-            28,740

Robert E. Branch,       1998   108,000    44,935       -0-          -0-          12,191        -0-             8,352
Executive               1997   84,643     26,020       -0-          -0-           8,730        -0-             7,050
Vice President          1996   74,602     29,323       -0-          -0-           4,202        -0-             5,209

Debra L. Lee,           1998   132,000    62,399       -0-          -0-          16,480        -0-            10,128
Executive Vice          1997   103,800    67,827       -0-          -0-          19,525        -0-             9,111
President and Chief     1996   102,925    47,481       -0-          -0-           7,190        -0-             7,148
Financial Officer

Steven R. Ogburn,       1998   123,000    65,705       -0-          -0-          16,034        -0-            10,435
Executive Vice          1997   99,000     67,827       -0-          -0-          19,525        -0-             8,904
President               1996   98,857     47,481       -0-          -0-           7,190        -0-             5,553

Edward O. Wessell,      1998   122,000    56,053       -0-           0-          15,090        -0-            11,125
Executive Vice          1997   97,990     50,655       -0-          -0-          13,254        -0-             7,895
President               1996   90,835     28,899       -0-          -0-           4,321        -0-             7,991

H. Leigh Ballance,      1998   122,000       -0-       -0-          -0-             -0-        -0-             7,565
Jr., Executive          1997   122,000    83,585       -0-          -0-           8,931        -0-            10,940
Vice President (4)      1996   121,504    58,982       -0-          -0-           9,256        -0-            10,629

----------------------

(1) Amounts shown in the table include amounts paid to the Named Executive Officers as executive officers of Triangle Bank. Triangle Bank was reorganized as a wholly-owned subsidiary of the Corporation in August 1992. Also includes amounts deferred at the election of the Named Executive Officers under Section 401(k) of the Internal Revenue Code and under existing deferred compensation agreements between the Named Executive Officer and the Corporation. The amount of compensation for the Named Executive Officers for 1996, 1997 and 1998 deferred under the 401(k) plan was based on a formula contained in the terms of that plan and was not related to the Corporation's or the officer's performance for the year.

(2) Perquisites and personal benefits awarded to each Named Executive Officer did not exceed 10% of the officer's total annual salary and bonus in any year reported.

(3) The amounts disclosed represent the Corporation's annual contribution on behalf of the Named Executive Officer to match pre-tax elective deferral contributions (included under Salary) made by the Named Executive Officer under Section 401(k) of the Internal Revenue Code, life insurance premiums paid on behalf of the Named Executive Officer, and the value of the split-dollar arrangement between the Corporation and Mr. Patterson in the amount of $22,651 in 1998, $21,454 in 1997 and $20,287 in 1996.

(4) Mr. Ballance resigned as an Executive Vice President of the Corporation and Triangle Bank effective May 1, 1998, and therefore ceased to be a member of the Corporation's executive management team.

        STOCK OPTIONS. The following table sets forth information with regard to grants of stock options for the fiscal year ended December 31, 1998 to the Named Executive Officers. All such grants were made under the Omnibus Plan.

                           STOCK OPTION GRANTS IN 1998
                                INDIVIDUAL GRANTS

                                            % OF
                                            TOTAL
                            NUMBER OF       OPTIONS                                              POTENTIAL REALIZABLE
                           SECURITIES       GRANTED TO                                           VALUE (2) AT ASSUMED
                           UNDERLYING       EMPLOYEES         EXERCISE OR                        ANNUAL RATES OF STOCK
                             OPTIONS        IN FISCAL          BASE PRICE         EXPIRATION     PRICE APPRECIATION FOR
          NAME            GRANTED(#)(1)       YEAR           ($)PER SHARE            DATE          OPTION TERM ($)(AT)
          ----            -------------     ----------       ------------         ----------     ----------------------
                                                                                                     5%          10%
                                                                                                 ---------   ----------
Michael S. Patterson         47,110           19.2              16.125              1/26/09       477,739     1,210,684
Robert E. Branch             12,191            5.0              16.125              1/26/09       123,628       313,298
Debra L. Lee                 16,480            6.7              16.125              1/26/09       167,143       423,573
Steven R. Ogburn             16,034            6.5              16.125              1/26/09       162,600       412,059
Edward O. Wessell            15,090            6.1              16.125              1/26/09       153,027       387,799
H. Leigh Ballance, Jr.          -0-              -                   -                 -              -0-           -0-

------------------

(1) The options vest and become exercisable at the rate of 33-1/3 per year beginning January 26, 2000, assuming the Named Executive Officer remains employed by one of the Corporation's subsidiaries. If the Named Executive Officer's employment terminates before the end of the vesting period, the Named Executive Officer may exercise vested options for varying periods after termination (depending on the manner of termination) in accordance with the plan.

(2) Potential Realizable Value represents the difference between an assumed stock price and the exercise price for the number of options granted. The assumed stock price equals the market value of the stock on the grant date appreciating at the indicated rate over the term of the options.

        The following table sets forth information with regard to exercises of stock options during the fiscal year ended December 31, 1998, by the Named Executive Officers and the 1998 fiscal year-end value of all unexercised options held by them.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                        AND FISCAL YEAR END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED
                     SHARES ACQUIRED    VALUE REALIZED     NUMBER OF UNEXERCISED         IN-THE MONEY OPTIONS
        NAME          ON EXERCISE(#)         ($)            OPTIONS AT FY-END(#)            AT FY-END($)(1)
        ----         ---------------    --------------     ---------------------          -------------------
                                                         EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                         -----------   -------------    -----------    -------------
Michael S. Patterson     24,127            277,938         107,763        97,425          1,101,634       242,133

Robert E. Branch         12,127            188,575          16,425        14,972            172,198        26,272

Debra L. Lee             19,001            210,672          41,395        40,509            397,755       123,555

Steven R. Ogburn            -0-                -0-          35,206        43,976            319,029       157,208

Edward O. Wessell           -0-                -0-          17,663        25,814            163,003        73,091

H. Leigh Ballance, Jr.   21,732            264,269           9,955        18,093             67,912       103,119

-------------------
(1) Closing price of the Corporation's Common Stock at December 31, 1998 was $15.81.

        EXECUTIVE DEFERRED COMPENSATION AGREEMENTS. Michael S. Patterson, President and Chief Executive Officer of the Corporation, entered into a Deferred Compensation Agreement dated March 1, 1992, with the Corporation's subsidiary, Triangle Bank, pursuant to which Mr. Patterson may elect annually to defer up to $30,000 of compensation, to be recorded in an interest-bearing deferred compensation account maintained in his name. Such account shall be paid to Mr. Patterson in approximately equal installments over a ten-year period, with the first installment to be made on or before 30 days following June 30, 2002. Under certain circumstances, Mr. Patterson may elect to postpone such first installment payment until a subsequent date. Triangle Bank may terminate such deferred compensation plan for Mr. Patterson at any time.

        Debra L. Lee, Executive Vice President of the Corporation, entered into a Deferred Compensation Agreement dated June 9, 1994, with the Corporation's subsidiary, Triangle Bank, pursuant to which Ms. Lee may elect annually to defer up to $30,000 of compensation, to be recorded in an interest-bearing deferred compensation account maintained in her name. Such account shall be paid to Ms. Lee, at her discretion, upon her voluntary termination of employment or her retirement either in one lump sum after such termination or retirement or in approximately equal installments over a ten-year period, with the first installment to be made on or before 30 days following June 30, 2012. Under certain circumstances, Ms. Lee may elect to postpone such first installment payment until a subsequent date, provided that Triangle Bank concurs in such postponement. Triangle Bank may terminate such deferred compensation plan for Ms. Lee at any time.

        Triangle Bank has established a trust to administer and fund the deferred compensation plans for Mr. Patterson and Ms. Lee, and, accordingly, contributes periodically to the trust to fund the plans.

        SUPPLEMENTAL EARLY RETIREMENT PLANS. In January 1996, a Deferred Compensation Agreement (the "Agreement") was approved by the Board of Directors of the Corporation for the benefit of Michael S. Patterson, President and Chief Executive Officer of the Corporation. The 1996 Agreement is a benefit plan which is intended to provide equivalent retirement income for Mr. Patterson, in conjunction with the Corporation's 401(k) plan and Social Security benefits, at an amount equal to 60% of his projected final pay at retirement. The 1996 Agreement took into consideration the five years of service completed by Mr. Patterson on the date of the 1996 Agreement's implementation, so upon implementation Mr. Patterson immediately was vested in 50% of the 1996 Agreement benefit. If Mr. Patterson completes four additional years of service with the Corporation (from January 1, 1996), he will be eligible to receive the full benefits of the 1996 Agreement, even if his employment is terminated prior to his retirement. If Mr. Patterson's employment is terminated before completion of the four additional years of service due to a change in control of the Corporation, he automatically will become fully vested in 100% of the 1996 Agreement benefit.

        Effective January 1, 1998, the Corporation implemented a Supplemental Early Retirement Plan for four of the Corporation's five executive officers (each plan collectively referred to herein as a "SERP"), Michael S. Patterson, Steven R. Ogburn, Debra L. Lee, and Edward O. Wessell. Robert E. Branch, the fifth executive officer of the Corporation, began participating in a SERP on January 1, 1999. Each SERP is an unfunded obligation of the Corporation to pay each individual $50,000 ($66,666 in the case of Mr. Patterson) annually for 15 years after the officer's retirement at age 65, his or her disability or upon a change of control of the Corporation. In the event of the officer's early retirement after age 55 but before age 65, the Corporation will be obligated to pay the officer a percentage (beginning at 72%) of the retirement benefit for 15 years, depending on the officer's age at early retirement. Retirement benefits vest 10% per year such that each officer shall be fully vested on December 31, 2007 (December 31, 2008 in the case of Mr. Branch), or upon attainment of age 65, whichever date is earlier. In the event of the officer's disability or a change in control of the Corporation, the officer shall be fully vested. In the event of an officer's death, the retirement benefit shall be paid to the officer's spouse, if living.

        SPLIT DOLLAR LIFE INSURANCE AGREEMENT. In January 1996, the Corporation adopted a Split Dollar Life Insurance Plan pursuant to which it entered into a Split Dollar Insurance Agreement with Michael S. Patterson. The Corporation has purchased a life insurance policy which insures and is owned by Mr. Patterson, subject to a collateral assignment to the Corporation to secure repayment of its interest in the policy. The split dollar policy also provides the Corporation at least $1 million in key man coverage on Mr. Patterson's life. The portion of the amount of the 1998, 1997 and 1996 premiums paid for the insurance policy that is considered compensation for Mr. Patterson is included in the Summary Compensation Table.

        EXECUTIVE EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS. Mr. Patterson, the Corporation's President and Chief Executive Officer, entered into an employment agreement with the Corporation and Triangle Bank in December 1993. The agreement continues until December 31, 1999, and provides for a base monthly salary as is determined from time to time by Triangle Bank but not less than $10,479, together with certain fringe benefits. In the event of the involuntary termination of his employment by the Corporation without cause, Mr. Patterson is entitled to continue to receive, on a monthly basis for the remainder of the term of the Agreement or 12 months after the date of such termination, whichever is longer, his then current base monthly salary, all fringe benefits, and an amount equal to the average bonus paid to Mr. Patterson over the prior three years. Triangle Bank's obligation to make such salary payments and to provide such fringe benefits terminates upon Mr. Patterson's death or disability. Mr. Patterson's employment agreement provides for certain payments to him in the event there is a change in control of the Corporation. Specifically, upon a change in control, the term of the agreement is set at three years from the date of the change in control. Further, Mr. Patterson may terminate the agreement upon a change in control of the Corporation if, after one year from the date of such change in control, he determines that he has not been assigned duties commensurate with his duties prior to the change in control under terms or conditions satisfactory to him. If Mr. Patterson so terminates the agreement, the agreement provides that the Corporation will pay to him for the remainder of the term of the agreement an amount equal to 100% of his then base monthly salary, fringe benefits, and an annual amount equal to the average of the bonus paid to Mr. Patterson over the prior three years. The agreement further provides that, unless terminated by the other party, the term automatically is extended for an additional year on the same terms and conditions set forth in the agreement.

        Steven R. Ogburn, an Executive Vice President of the Corporation, and Debra L. Lee, Executive Vice President and Chief Financial Officer of the Corporation, each entered into a Change of Control Agreement with the Corporation and Triangle Bank on June 18, 1996; Edward O. Wessell, and Robert E. Branch, each an Executive Vice President of the Corporation, entered into a Change of Control Agreement with the Corporation and Triangle Bank on January 1, 1998, and April 1, 1998, respectively. Mr. Ogburn's and Ms. Lee's agreements continue until June 18, 2000, Mr. Wessell's agreement continues until January 1, 2000 and Mr. Branch's agreement continues until April 1, 2000. Each agreement provides that in the event of a termination of the officer's employment in connection with, or within 24 months after, a change of control of the Corporation or Triangle Bank, for reasons other than cause, the officer shall receive an amount equal to two times (i) his or her then current salary plus
(ii) the average of the cash bonus paid to the officer by Triangle Bank under Triangle Bank's cash bonus plan during the immediately preceding two years. Further, in such event, the officer shall continue to receive for a period of two years after his or her termination all benefits the officer was receiving and entitled to on his or her termination date, or the officer may elect to receive the dollar equivalent of such benefits. The officer may elect to receive all such payments either in one lump sum or in 24 equal monthly payments. In addition, the officer may terminate the agreement upon a change of control of the Corporation if, within 24 months of such change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, his or her annual base salary is reduced below the amount in effect prior to the change of control, the officer's benefits are reduced below the level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from Raleigh without the officer's consent. Each agreement further provides that, unless terminated by the Corporation and Triangle Bank, notice of which must be given at least 13 months prior to the next anniversary date, the term automatically is extended for an additional two years on the same terms and conditions set forth in the agreement.

PERFORMANCE GRAPH

        The following line graph illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ended December 31, 1998 and the cumulative total return over the same period of the indexes listed below. Each graph assumes $100 originally invested on December 31, 1993. The Corporation paid a quarterly cash dividend of $.027 per share from the third quarter of 1994 through the second quarter of 1995, a quarterly cash dividend of $.04 per share in the third and fourth quarters of 1995, a quarterly cash dividend of $.047 in the first quarter of 1996, a quarterly cash dividend of $.053 in the second and third quarters of 1996, a quarterly cash dividend of $.067 in the fourth quarter of 1996 and the first quarter of 1997, a quarterly cash dividend of $.073 in the second quarter of 1997, a quarterly cash dividend of $.08 in the third and fourth quarters of 1997 and in the first quarter of 1998, and a quarterly cash dividend of $.09 in the second, third and fourth quarters of 1998. The numbers in the graph assume that all cash dividends were reinvested.

        The graph reflects the Nasdaq U.S. Index, the Standard & Poors 500 Index and a regional peer group index based on the common equity securities of a group of financial institutions in the southeastern United States, which index was prepared by an entity not affiliated with the Corporation.

                             TRIANGLE BANCORP, INC.
                                PERFORMANCE GRAPH

                              1993       1994       1995      1996       1997       1998
                              ----       ----       ----      ----       ----       ----
TRIANGLE BANCORP, INC.         100        126       182        214        471        322
NASDAQ INDEX                   100         95       149        204        307        338
S & P 500 INDEX                100        101       139        171        229        294
REGIONAL PEER GROUP            100        115       157        193        286        285
INDEX(1)

--------------

(1) Includes the following financial institutions: Bank of Granite Corporation, Carolina First Corporation, CCB Financial Corporation, Centura Banks, Inc., Century South Banks, Inc., F & M National Corporation, First Bancorp, First Charter Corporation, and LSB Bancshares, Inc. MainStreet BankGroup, Inc. has been removed from the group as it has been acquired. Sources: FactSet Data Systems, Inc.

INDEBTEDNESS OF MANAGEMENT

        The Corporation has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with its and its bank subsidiaries' directors, executive officers and their associates. In the opinion of management of the Corporation, the outstanding indebtedness and commitments to such individuals were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral, and payment terms, as those prevailing at the same time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1998, indebtedness of directors and executive officers of the Corporation to its bank subsidiaries, Triangle Bank and Bank of Mecklenburg, totaled an aggregate of approximately $6.6 million or 4.1% of shareholders' equity.

TRANSACTIONS WITH MANAGEMENT

        In 1998, the Corporation purchased insurance through Asura Corporation ("Asura") as an agent. Robert L. Guthrie, a director of the Corporation, is the President and Chief Executive Officer of Asura. The Corporation paid insurance premiums, commissions and consulting fees to Asura in 1998 in the aggregate amount of $267,380. Office furniture for various of Triangle Bank's offices and the Corporation's headquarters building and operations center were purchased from Alfred Williams & Co. for an aggregate price of $384,760 in 1998. J. Blount Williams, a director of the Corporation, is President of Alfred Williams & Co.

        Management of the Corporation believes that the terms of these transactions were at least as favorable to the Corporation as those available from other sources.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP, Certified Public Accountants, has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 1999, and a proposal to ratify that appointment will be introduced at the Annual Meeting. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment. If shareholders do approve this Proposal, the Board of Directors retains the ability to change independent accountants during 1999.

        Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2.

                            PROPOSALS OF SHAREHOLDERS

        It currently is expected that the 2000 Annual Meeting will be held during April 2000. Any proposal of a shareholder which is intended to be presented at the 2000 Annual Meeting must be received by the Corporation at its principal executive office in Raleigh, North Carolina, not later than November 30, 1999 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

March 18, 1999

********************************************************************************
                                    APPENDIX

                                 REVOCABLE PROXY

                             TRIANGLE BANCORP, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 1999

              Appointment of Proxy Solicited by Board of Directors

The undersigned hereby appoints Steven R. Ogburn, Debra L. Lee and Edward O. Wessell, or any of them, with full powers of substitution, to act as attorneys and proxies to vote all shares of common stock of Triangle Bancorp, Inc. (the "Corporation") held of record by the undersigned on March 5, 1999 at the Annual Meeting of Shareholders to be held at the North Raleigh Hilton, 3415 Wake Forest Road, Raleigh, North Carolina, on Tuesday, April 27, 1999, at 10:00 A.M., and at any adjournments thereof, as follows:

1.      Election of directors:

        FOR all nominees     [ ]              WITHOLD authority to vote     [ ]
                                              for all nominess
                                              listed below

        For Three-Year Terms: David T. Clancy, Willie S. Edwards, Robert L. Guthrie, John B. Harris, Jr., Earl Johnson, Jr., William R. Pope, Sydnor
        M. White, Jr. and J. Blount Williams.

        Instruction: To withhold your vote for one or more nominees, write the name(s) of such nominee(s) on the line below.




2. Ratification of appointment of PricewaterhouseCoopers LLP, as independent public accountants for fiscal 1999:

        FOR     [ ]         AGAINST     [ ]           ABSTAIN     [ ]

3. Transaction of any other business that may properly come before the meeting.


The Board of Directors recommends a vote FOR each of the listed proposals.

THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE GIVEN, THIS APPOINTMENT OF PROXY WILL BE VOTED FOR PROPOSAL 2 AND, IN THE ELECTION OF DIRECTORS, BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH NOMINEE LISTED UNDER PROPOSAL 1. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED UNDER PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE.

This appointment of proxy may be revoked at any time before it is exercised by filing with the Secretary of the Corporation either an instrument revoking it or a duly executed appointment of proxy bearing a subsequent date or by attending the Annual Meeting and voting in person.

The undersigned acknowledges receipt from the Corporation, prior to the execution of this appointment of proxy, of the Notice of Annual Meeting, a Proxy Statement dated March 18, 1999, and the 1998 Annual Report to Shareholders.

                                    Dated:
                                          ---------------------------


                                          ---------------------------
                                          Print Name of Shareholder


                                          ---------------------------
                                          Signature of Shareholder


Please date and sign your name exactly as your name appears on this appointment of proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by the president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.


--------------------------------------------------------------------------------
         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS APPOINTMENT OF PROXY
                    IN THE ENCLOSED POSTAGE PREPAID ENVELOPE
--------------------------------------------------------------------------------


                                       2